Exhibit 10.25

WELLS FARGO FOOTHILL, INC.

2450 Colorado Avenue

Suite 3000W

Santa Monica, California 90404

March 17, 2004

Seitel, Inc.

10811 S. Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

Re: Financing Commitment - Revolving Credit Facility

Gentlemen:

Reference is made to the Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in In re: Seitel, Inc., et al., Debtors, Case No. 03-12227 (PJW) (Jointly Administered) (the "Bankruptcy Proceedings"), under Chapter 11 of Title 11 of the United States Code, as amended (the "Bankruptcy Code"). The foregoing plan of reorganization, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, is referred to as the "Plan". Capitalized terms used in this commitment letter and not otherwise defined shall have the meanings given them in the Plan.

Wells Fargo Foothill, Inc. ("WFF") has been advised that Seitel, Inc. ("Seitel"), together with its direct and indirect subsidiaries that are also debtors and debtors-in-possession in the Bankruptcy Proceedings (Seitel and such subsidiaries being referred to as the "Debtors") may request that WFF refinance the Debtors' outstanding indebtedness to WFF on the Effective Date of the Plan. All references to the Debtors in this commitment letter shall include the Debtors, as reorganized by confirmation of the Plan (the "Reorganized Debtors"), as the Debtors exist on and after the Effective Date.

In connection with the confirmation and effectiveness of the Plan, WFF hereby advises Seitel that WFF is willing to refinance the Debtors' existing indebtedness to WFF in the form of a $30,000,000 senior secured revolving credit facility (the "Revolving Credit Facility").

The Revolving Credit Facility shall be subject to the terms, covenants and conditions hereinafter set forth in this commitment letter, which shall be satisfactory in form and substance acceptable to WFF and its legal counsel, at their option; and the transaction contemplated hereby must become evidenced by documentation in form and substance acceptable to WFF and its legal counsel, at their option.

This letter supersedes any and all prior communications by and between the Debtors and WFF dealing with the subject matter hereof.

I. THE REVOLVING CREDIT FACILITY

A. Borrowers. The borrowers (the "Borrowers") under the Revolving Credit Facility shall be Reorganized Seitel, Inc. (as defined in the Plan) and the following subsidiaries of Reorganized Seitel, Inc.: (a) Seitel Data, Ltd., (b) Seitel Management, Inc., (c) Matrix Geophysical, Inc., and (d) Seitel Solutions, Ltd.

B. Use of Proceeds. The proceeds of the Revolving Credit Facility shall be used on the Closing Date (as defined below) initially to replace the existing indebtedness of the Debtors to WFF, if any (given that the Debtors' debtor-in-possession revolving line of credit shall no longer be effective from and after the Effective Date), and thereafter solely to fund the Borrowers' working capital needs and other general corporate and partnership purposes; provided that, prior to either

(a)  the receipt of $75 million of proceeds from either the Shareholder Warrants and/or the Guarantor Warrants, or, in lieu thereof,

(b)  delivery into the escrow contemplated by the Plan of an irrevocable stand-by letter of credit in the amount of $75 million (or such lesser amount as would reflect the receipt of any proceeds of the Warrant Offering by the Debtors on or before the third Business Day after the Effective Date), the proceeds of the Revolving Credit Facility will be available only for working capital needs of the Borrowers and payment of Claims under the Plan other than Class 3 Claims, and will not be available for the payment of Class 3 Claims under the Plan. Further, in no event will proceeds of the Revolving Credit Facility be used for the repurchase or redemption of the New Senior Notes, in whole or in part, without the prior written consent of WFF.

C. Terms.

1. Maximum Amount of Revolving Credit Facility. The maximum amount available from time to time under the Revolving Credit Facility shall be the lesser of (a) $30,000,000 (the "Commitment Amount") or (b) the Borrowing Base (as defined below), minus outstandings under the LC Sublimit (as defined below).

2. Maximum Amount of LC Sublimit. The maximum aggregate face amount of issued and outstanding letters of credit issued for the account of the Borrowers under the Revolving Credit Facility from time to time will be the lesser of (a) $10,000,000 (the "LC Sublimit") or (b) the Borrowing Base. The face amounts of issued and outstanding documentary and standby letters of credit issued for the account of the Borrowers will be 100% reserved against availability under the Borrowing Base.

3. Letters of Credit. Each letter of credit will be issued by a bank selected by WFF and shall have an expiry date that is not later than thirty days prior to the Maturity Date (as hereinafter defined), unless on or prior to the Maturity Date such letter of credit shall be cash collateralized in an amount equal to 105% of the face amount of such letter of credit. The Borrowers will be bound by the usual and customary terms contained in the letter of credit issuance documentation of the issuing bank and WFF.

4. Borrowing Base for Revolving Credit Facility. The borrowing base under the Revolving Credit Facility (the "Borrowing Base") shall be an amount equal to the least of the following:

(a) $30,000,000,

(b) three-quarters (0.75) times the Borrowers' trailing twelve (12) months Cash Operating Income;

(c) the sum of the following:

(i) 85% of eligible Short Term Accounts; plus,

(ii) 50% of eligible Long Term Accounts (as defined below); plus,

(iii) $20,000,000;

less, in all cases, applicable reserves.

As used above, the following terms have the following meanings:

"Cash Operating Income" is defined as cash revenue (derived primarily from seismic data acquisition revenue, cash library licensing revenue, and Solutions revenue) less cost of sales and SG&A (in all cases, before depreciation and amortization expense.

"Short Term Accounts" are defined as accounts that are not Long Term Accounts and within 90 days of invoice date.

"Long Term Accounts" are defined as accounts with contracts for periods of performance from one month to 18 months, where the account debtor makes payments over the term of the contract.

5. Payments. Principal on the Revolving Credit Facility will be due in full on the Maturity Date. Accrued interest on the outstanding daily balance of the Revolving Credit Facility that is calculated with reference to the Prime Rate (as defined below) will be paid monthly, in arrears, on the first day of each month. Accrued interest on the outstanding daily balance of the Revolving Credit Facility that is calculated with reference to LIBOR (as defined below) will be paid at the expiration of each LIBOR period, or if a LIBOR period is greater than 90 days, at the expiration of each 90-day period occurring within the LIBOR period and at the expiration of the LIBOR period.

6. Borrowers' Loan Account. WFF will be permitted to charge the Borrowers' loan account under the Revolving Credit Facility for all amounts due and payable by the Borrowers to WFF under the terms of the Exit Financing Loan Documents (as defined in Part III, Section A, below), as and when the same become due. WFF will give the Borrowers notice of such charges concurrently with making such charges.

D. Interest.

1. Revolving Credit Facility Rate. At the option of the Borrowers, the revolving credit loans shall bear interest at a margin above either the Prime Rate (as defined below) or LIBOR (as defined below). The actual interest rate would be determined by the average amount of the outstanding loan each month as further described in the table below ("Interest Rate Grid").

Usage	Margin over LIBOR	Margin over Prime Rate

less than $10 million:	2.75%	0.00%
equal to or greater than $10 million:	3.25%	0.50%

2. Definition of Prime Rate. As used herein, "Prime Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. at its principal office in San Francisco, California, as its reference rate, base rate or prime rate, whether or not such announced rate is the best rate available from such financial institution.

3. Definition of LIBOR. As used herein "LIBOR" means the rate per annum, determined by WFF in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by WFF.

4. Default Rate. During the existence of any event of default under the Exit Financing Loan Documents, the Revolving Credit Facility will bear interest at an annual rate equal to three (3.0) percentage points above the rate of interest otherwise in effect. Also, the Letter of Credit Fee (as defined in Part II, Section B.4, below) will be increased by three (3.0) percentage points above the Letter of Credit Fee otherwise in effect

5. Calculation. All interest and fees for the Revolving Credit Facility shall be computed on the basis of a year of 360 days for the actual days elapsed.

II. CERTAIN ADDITIONAL AGREEMENTS

A. Terms.

1. Collections through Lockbox. The Reorganized Debtors' receivables and all cash, checks, monies, drafts and other proceeds of the Collateral (as defined below) will be collected daily through lockbox and blocked account arrangements with banks acceptable to WFF or in an alternate manner acceptable to WFF. The Reorganized Debtors shall pledge to WFF, and WFF shall have a lien on, all deposit and disbursement accounts and any other account maintained by the Reorganized Debtors at any bank or other financial institution, except for the Reorganized Debtors' payroll and medical disbursement accounts.

1. Closing Date. The closing date for the Revolving Credit Facility (the "Closing Date") shall occur on the first date on which the Exit Financing Documents (as such term is defined in Part III, Section A, below) are executed by the Borrowers, the Guarantors, and other applicable third party and each of the conditions precedent have been satisfied.

2. Maturity Date. The maturity date (the "Maturity Date") of the Revolving Credit Facility will be thirty-six (36) months from the Closing Date.

3. Termination Prior to Maturity Date. Borrowers will have the option, at any time upon thirty (30) days prior written notice to WFF, to terminate the Revolving Credit Facility by paying to WFF, in cash, the obligations under the Revolving Credit Facility (including either (i) providing cash collateral to be held by WFF in an amount equal to 105% of the face amount of the outstanding letters of credit, or (ii) causing the original letters of credit to be returned to WFF. If Borrowers have sent a notice of termination, then WFF's obligations to extend credit will terminate, and Borrowers will be obligated to repay the obligations (including either (i) providing cash collateral to be held by WFF in an amount equal to 105% of the face amount of the outstanding letters of credit, or (ii) causing the original letters of credit to be returned to WFF, on the date set forth as the date of termination of the Revolving Credit Facility.

B. Fees.

1. Closing Fee. As a closing fee (the "Closing Fee"), the Borrowers shall pay to WFF a fee equal to 0.75% of the Commitment Amount, which shall be deemed fully earned upon Seitel's acceptance of the terms of this commitment letter and entry of the order authorizing Seitel to enter into, and be bound by the terms of, this commitment letter. One-half of the Closing Fee shall be payable on the first business day after the Commitment Authorization Date (as defined in Part III, Section R, below); and the remaining half of the Closing Fee shall be payable on the Closing Date.

2. Unused Line Fee. As an unused line fee (the "Unused Line Fee"), the Borrowers shall pay to WFF a fee equal to three-eights of one percent (0.375%) per annum of the unused portion of the Revolving Credit Facility. The Unused Line Fee shall be payable monthly, on the first day of each calendar month, in arrears, for the previous month.

3. Monthly Servicing Fee. As a monthly servicing fee (the "Servicing Fee"), the Borrowers shall pay to WFF a fee equal to $5,000, per month. The Servicing Fee shall be payable on the first day of each month following the Closing Date.

4. Letter of Credit Fees. As a letter of credit fee (the "Letter of Credit Fee"), the Borrowers shall pay to WFF a fee equal to three percent (3.00%) per annum of the face amount of each issued but undrawn letter of credit, plus the charges (including, but not limited to, a usage charge of 0.825% of the face amount) imposed by the letter of credit issuing bank. The Letter of Credit Fee shall be payable monthly, in arrears.

5. Field Examination Fee. As a field examination fee (the "Field Examination Fee"), the Borrowers shall pay to WFF a fee equal to:

(i) a fee of $850 per day, per analyst, plus out-of-pocket expenses, for each financial audit of the Reorganized Debtors performed by personnel employed by WFF, and for the establishment of electronic collateral reporting systems performed by personnel employed by WFF, and

(ii) the actual charges paid or incurred by WFF if it elects to employ the services of one or more third parties to perform financial audits of the Reorganized Debtors, to appraise the Reorganized Debtors' collateral, or to assess the Reorganized Debtors' enterprise valuation (except as modified below in Part III, Section A.11.

The Field Examination Fee shall be payable on demand.

C. Security.

1. Collateral. The Revolving Credit Facility shall be secured by a first priority, perfected security interest in all now existing and hereafter acquired property of the Reorganized Debtors, wherever located, of any kind or nature. The property of the Reorganized Debtors covered by the security interests in favor of WFF shall include, without limitation, the following property of the Reorganized Debtors, whether acquired prior to or after the Effective Date, whether now owned and existing or hereafter acquired, created or arising, and all products and proceeds thereof (including, without limitation, claims of the Reorganized Debtors against third parties for loss or damage to such property), including all accessions thereto, substitutions and replacements thereof, and wherever located:

(i) Accounts. All presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to the Reorganized Debtors arising out of the sale or lease of goods or the rendition of services by the Reorganized Debtors, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor (the "Accounts");

(ii) General Intangibles. All of the Reorganized Debtors' present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, seismic data, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, as well as all cash collateral that is hypothecated to secure letters of credit or bonding obligations) other than goods and Accounts (the "General Intangibles");

(iii) Negotiable Collateral. All of the Reorganized Debtors' present and future letters of credit, notes, drafts, instruments, certificated securities documents, personal property leases (wherein a Reorganized Debtor is the lessor), and chattel paper (the "Negotiable Collateral");

(iv) Inventory. All present and future inventory in which the Reorganized Debtors have any interest, including goods (including seismic data to the extent the same is characterized as a good) held for sale or lease or to be furnished under a contract of service, and all of the Reorganized Debtors' present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located (the "Inventory");

(v) Equipment. All of the Reorganized Debtors' present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or the Inventory), and any interest in any of the foregoing, wherever located, and all attachments, accessories, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located (the "Equipment");

(vi) Books and Records. All of the Reorganized Debtors' books and records including: ledgers, records indicating, summarizing, or evidencing the Reorganized Debtors' assets or liabilities, or the Collateral, all information relating to the Reorganized Debtors' business operations or financial condition, and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information (the "Books and Records");

(vii) Commercial Tort Claims. All of the Reorganized Debtors' commercial tort claims, presently held and hereafter existing;

(viii) Stock. All of the Reorganized Debtors' shares of stock and other ownership interests, which pledged shares and other ownership interests constitute 100% of the fully diluted issued and outstanding shares of stock and other ownership interests of each of these entities, together with all proceeds (the "Stock");

(ix) Real Property. All real properties owned or leased by the Reorganized Debtors, subject to valid and enforceable mortgages, if any, of third parties (the "Real Property");

(x) Deposit Accounts. All of the Reorganized Debtors' lock box accounts, collection accounts, deposit accounts, concentration accounts and asset sale accounts containing cash proceeds of the Collateral or advances made to the Borrowers, all funds now or hereto held therein, all present or future claims, demands, and chooses in action in respect thereof (collectively, the "Deposit Accounts"); and

(xi) Proceeds. Substitutions, replacements, additions, accessions, proceeds, products to or of any of the foregoing, including, but not limited to, proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Avoidance Recoveries (subject to the limitations set forth in clause (vii) above), Stock, Real Property, Deposit Accounts, money, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Stock, the Real Property, the Deposit Accounts or any portion thereof or interest therein and the proceeds thereof.

3. Guaranty. Each of the subsidiaries (whether direct or indirect) of Reorganized Seitel, Inc. that is not a Borrower and that is organized under the laws of a jurisdiction within the continental United States (each, a "Guarantor", and together, the "Guarantors") shall deliver an unlimited, unconditional guaranty of the Borrowers' obligations under the Revolving Credit Facility.

4. Bankruptcy Court Approval. The security interests and liens of WFF shall be authorized and approved by the Bankruptcy Court by entry of a Final Order (as hereinafter defined) confirming the Plan (the "Confirmation Order"). For purposes of this commitment letter, the term "Final Order" means an order issued by the Bankruptcy Court or another court of competent jurisdiction:

(a) which has not been reversed, vacated, stayed or amended (unless otherwise consented to by WFF);

(b) as to which the time to appeal or to seek certiorari has expired; and

(c) as to which no appeal or petition for certiorari has been timely taken or as to which any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order was appealed or from which certiorari was sought (unless otherwise consented to by WFF).

WFF may, in its sole discretion and at the Borrowers' cost, take whatever further action it deems necessary or desirable to perfect the security interests of WFF, including, without limitation, the filing or recording of liens and financing statements or other instruments; and the Reorganized Debtors will execute any such documents upon WFF's request. The Reorganized Debtors will obtain all required regulatory and judicial consents and approvals for the granting of such security interests.

D. Financial Covenants. WFF has not had the opportunity to complete its business, financial, or legal due diligence analysis and review of the Reorganized Debtors, the Plan, or the other transactions contemplated hereby. Therefore, the obligations of WFF under this commitment letter are subject to establishment of financial covenants acceptable to WFF, at its option, based on: (a) the completion of such analysis and review and WFF's satisfaction with the results thereof, and (b) WFF's satisfaction with the structure, terms and the financial, accounting and tax aspects of the Plan and the other transactions contemplated thereby, including the effect of any pre-petition trade payments that may be authorized by the Bankruptcy Court on the Reorganized Debtors' capital structure and the Plan.

E. Prohibition of Dividends. The Reorganized Debtors shall not declare or pay any distributions or dividends on any of its shares of capital stock of any class or other ownership interests, or purchase, redeem, cancel or acquire any of its capital stock or other ownership interests or capital stock or other ownership interests of any of their subsidiaries or any option, warrant, or other right to acquire such capital stock or other ownership interests, or apply or set apart any of their assets therefor, or make any distribution (by reduction of capital or otherwise) in respect of any such shares of capital stock or other ownership interests or any such option, warrant or other right.

III. CERTAIN CONDITIONS PRECEDENT

Funding of the Revolving Credit Facility is subject to satisfaction of each of the following conditions prior to the Closing Date, each of which is a condition precedent to the obligations of WFF under this commitment letter:

A. Exit Financing Loan Documents. The Reorganized Debtors will be required to execute and deliver or cause to be executed and delivered to WFF such instruments, documents, certificates, opinions and assurances as WFF might request in connection with funding the loans on the basis outlined in this letter (the "Exit Financing Loan Documents") and in connection with the Reorganized Debtors' authority and capacity to accept the loans and execute the Exit Financing Loan Documents. The Reorganized Debtors will be required to take such other action in connection with the loans as WFF might reasonably request. All such requirements will be subject to WFF's approval and the approval of WFF's counsel as to form and substance. The Exit Financing Loan Documents will contain such warranties, covenants and conditions (including conditions precedent) as are normally contained in documents relating to loans similar to the Revolving Credit Facility. The Exit Financing Loan Documents will be governed by and construed in accordance with the laws of the State of California, except to the extent that the perfection and the effect of perfection of the security interests created under the Exit Financing Loan Documents will be governed by the laws of another jurisdiction, as determined by WFF's counsel. This commitment letter does not purport to be a full statement of the terms and conditions to be contained in the Exit Financing Loan Documents, and the Exit Financing Loan Documents shall provide for additional terms and conditions (including conditions precedent). The Exit Financing Loan Documents shall, among other things, include:

1. Participations. The Exit Financing Loan Documents will include the terms and conditions necessary to facilitate participations by WFF. WFF will have the right, in its reasonable discretion, to approve participants.

2. Evidence of Authorization, etc. The Exit Financing Loan Documents will include such good standing certificates, officers' certificates, board resolutions, organizational documentation and other certificates and documents as are requested by WFF or its counsel or as otherwise may be necessary to evidence or establish the corporate, partnership, governmental, and other actions, approvals, consents and authorizations necessary to the Reorganized Debtors' and any other party's execution of and performance under the Exit Financing Loan Documents and the validity and enforceability of the Exit Financing Loan Documents.

3. Organized Structure. The Exit Financing Loan Documents will include evidence that the Reorganized Debtors' organizational, capital, ownership and legal structure are satisfactory to WFF and that all Collateral is freely pledgeable to WFF.

4. Restrictions on Payment and Indebtedness. The Exit Financing Loan Documents will include limitations on the Reorganized Debtors' indebtedness, liens, affiliate transactions, capital lease payments and obligations, and the like, acceptable to WFF.

5. Financial Reports. The Exit Financing Loan Documents will include requirements for reports evidencing the calculations of financial covenants and other reporting by the Borrowers (including, without limitation, the preparation of audited, certified fiscal year-end financial statements), and reports evidencing additional indebtedness and guarantees.

6. Jury Waiver. The Exit Financing Loan Documents will include waivers by the Reorganized Debtors of any right to jury trial, forum selection and the like.

7. Evidence of Compliance with Laws. The Exit Financing Loan Documents will include evidence satisfactory to WFF and its counsel that the Reorganized Debtors possess all necessary or appropriate licenses, permits and authorities to conduct their businesses as presently conducted and that the Reorganized Debtors are in compliance with all laws applicable to the Reorganized Debtors in the operation of their business and in the use and occupancy of the Reorganized Debtors' property, including, without limitation, federal, state, and local environmental and tax laws and regulations and the Employee Retirement Income Security Act, as amended, and regulations thereunder.

8. Third Party Waivers and Consents. The Exit Financing Loan Documents will include waivers and consents of third parties, as requested by WFF (including, without limitation, subordination agreements from affiliates to which the Reorganized Debtors are indebted, landlord and/or mortgagee waivers and consents, warehouseman's agreements, consents from equipment lessors, and the like).

9. Insurance. The Reorganized Debtors will endorse the policies of insurance required under the Exit Financing Loan Documents, naming WFF as loss payee and/or additional insured as specified by WFF.

10. Indemnification. The Exit Financing Loan Documents will include provisions regarding reimbursement to and indemnification of WFF for all costs, expenses, and claims incurred in connection with WFF's relationship with the Reorganized Debtors.

11. Inspection. The Exit Financing Loan Documents will include provisions permitting WFF to make periodic field audits of the Collateral and the Reorganized Debtors' books and records. The Borrowers will bear the costs of such audits. Financial audits will be limited to twice per year at Borrowers' expense, so long as no Event of Default has occurred. Enterprise valuation will be limited to once per year at WFF's expense, so long as no Event of Default has occurred.

12. Financial Condition. WFF will receive interim financial statements of the Reorganized Debtors showing a financial condition, for the period ending within 60 days of Closing Date, that is satisfactory to WFF; and WFF will have made such other audits or investigations of the Reorganized Debtors (the results of which must be satisfactory to WFF) as it deems appropriate.

13. Default Under Other Agreements. There will exist no material default in any of the Reorganized Debtors' obligations, except for those defaults as contemplated by and disclosed in the Plan, or in the Reorganized Debtors' compliance with applicable legal requirements.

14. Default Under WFF Obligations. There will exist no default in any of the Debtors' obligations to WFF under or in connection with the various financing orders entered in the Bankruptcy Proceedings.

15. Events of Default. The Exit Financing Loan Documents will include events of default similar to those under the DIP Financing Agreement (as defined in Part III, Section U, below), in form and substance satisfactory to WFF. Further, a default under the New Senior Notes or the New Senior Note Indenture will be an event of default under the Exit Financing Loan Documents. Changes in ownership or control of the Reorganized Debtors, which are effected pursuant to, and as expressly contemplated by and disclosed in, the Plan, and which would otherwise be an event of default under the DIP Financing Agreement, will not constitute an event of default under the Exit Financing Loan Documents.

16. Lockbox Agreements. The Exit Financing Loan Documents will include agreements between the Reorganized Debtors and WFF evidencing lockbox account arrangements.

17. Account Pledges. The Exit Financing Loan Documents will include pledges of the Reorganized Debtors' accounts (including the lockbox, disbursement and loan accounts) between the Reorganized Debtors and WFF, and establishment of the Borrowers' disbursement accounts with WFF.

18. Subordination. The new securities, notes and other evidences of indebtedness of the Reorganized Debtors to be issued in the High Yield Offering shall (i) not mature, by their terms until at least the seventh anniversary date of the original issuance date thereof, (ii) be optionally redeemable by the Reorganized Debtors in whole or in part after the fourth anniversary of the original issuance date thereof and up to 35% will be optionally redeemable until the third anniversary of the original issuance date thereof from the proceeds of certain equity offerings, (iii) be issued by the Reorganized Seitel and guaranteed by any domestic subsidiaries of Reorganized Seitel, (iv) be general unsecured obligations of Reorganized Seitel and each guarantor, (v) be effectively, but not contractually subordinated to all indebtedness and other obligations owing under the Revolving Credit Facility loan documents to the extent of the value of the assets and the other collateral securing the indebtedness and obligations under the Revolving Credit Facility loan documents, and (vi) be in form and substance reasonably satisfactory to WFF and its counsel.

19. Other Protections. The Exit Financing Loan Documents will include any other covenants, terms and conditions deemed necessary by WFF and its counsel, in their sole discretion, in order to adequately protect WFF and ensure the Reorganized Debtors' compliance with the Exit Financing Loan Documents.

B. Plan. The terms and conditions of the Plan shall be in form and substance satisfactory to WFF each of the following conditions shall have been satisfied (with evidence thereof, reasonably satisfactory to WFF, having been delivered to WFF):

(i) the Confirmation Order shall be in form and substance reasonably satisfactory to the Official Committee of Equity Security Holders and the Funding Guarantors; and the Confirmation Order shall have become a Final Order;

(ii) the High Yield Offering shall have been consummated, with net proceeds therefrom to Reorganized Seitel of not less than $180 million;

(iii) either (A) of the Offered Shares Registration Statement shall have been declared effective by order of the SEC in respect of which no "stop order" in respect thereof shall have been issued or is in effect, or (B) an opinion of Seitel's counsel shall have been issued in form and substance reasonably acceptable to the Official Committee of Equity Security Holders and the Funding Guarantors dated the Effective Date, to the effect that the Offered Shares may be offered, sold and issued without registration under the Securities Act pursuant to the exemption therefrom provided in section 1145(a) of the Bankruptcy Code;

(iv) the new board of directors of Reorganized Seitel shall have been appointed as set forth in the Plan and shall have agreed to serve; and

(v) Reorganized Seitel shall have Cash or Cash equivalents in hand as of the Effective Date and available to satisfy Claims of not less than $35 million; and

the funding availability of the Revolving Credit Facility in accordance with the terms of the Exit Financing Documents shall be a condition precedent to, and shall occur on, the Effective Date of the Plan.

C. Adverse Change. There shall not have occurred between September 30, 2003 and the Closing Date, (1) any material adverse change in the financial condition of the Reorganized Debtors, (2) any law or regulation which prevents or prohibits WFF from funding or maintaining the proposed Revolving Credit Facility, or (3) any other matter which might have a material adverse affect on the Reorganized Debtors, financial or otherwise, or on the businesses or industries in which the Reorganized Debtors operate.

D. Perfection of Liens. WFF shall be satisfied that WFF has been granted a perfected, first priority lien on the Collateral and shall have received UCC, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens on the Collateral, subject to liens acceptable to WFF.

E. Audit and Valuation. WFF shall be satisfied in its sole discretion and acceptable to WFF's senior credit committee, with results of

(i) a review of the Debtors' books and records,

(ii) a business enterprise valuation of the Debtors' business to be completed within 90 days of the Closing Date,

(iii) a review of the Debtors' most recent 17-week cash receipts and disbursement forecast and 2004 business plan,

(iv) the result of a field survey and audit and appraisal of the Collateral by WFF's auditors, and examiners to be completed within 60 days of the Closing Date, and

(v) a review of the Debtors' material contracts and confirmation that the Debtors' have all required licenses and permits to conduct their business.

F. Opinions. On or before the Closing Date, WFF shall have received opinions from the Debtors' counsel as to such matters as WFF and its counsel may reasonably request.

G. Insurance. WFF shall have received certificates and other evidence of insurance satisfactory to WFF; such insurance to include liability insurance for which WFF, will be named as an additional insured and property insurance with respect to the Collateral for which WFF, for the benefit of WFF, will be named as loss payee.

H. Financial Due Diligence. WFF's completion of its financial due diligence, including verification of the Borrowers' EBITDA, with results shall be satisfactory to WFF.

I. Minimum Available Cash. The Borrowers shall have a minimum of $35,000,000 of unrestricted cash and cash equivalents in hand as of the Effective Date and available to satisfy Claims.

J. Legal Due Diligence. WFF shall have completed its legal due diligence, including without limitation, with respect to ERISA, environmental, tax, labor, bankruptcy, pension and accounting matters, with results satisfactory to WFF.

K. Fees and Expenses. The Borrowers shall have paid to WFF all fees and expenses, including all appraisal fees and expenses, then owing to WFF.

L. Cash Management. The Borrowers and the Guarantors shall have established a satisfactory cash management system as described below. All proceeds of accounts, inventory and other Collateral of the Borrowers and the Guarantors shall be deposited in lockbox accounts that is subject to a control agreement in favor of WFF. From and after the first funding under the Revolving Credit Facility, all funds deposited in such lockbox accounts will be transferred to a concentration account under the sole dominion and control of WFF on each business day. WFF shall have acceptable control agreements in place with the Borrowers' disbursement accounts.

M. Financial Information. WFF shall have received such financial and other information regarding the Borrowers and the Guarantors as WFF may request.

N. Credit Approval. WFF shall have received final credit approval for the Revolving Credit Facility.

O. Harney Secured Claim. The Borrowers shall have paid in full the Harney Secured Claim (as such term is defined in the Plan) either prior to or simultaneously with the first funding under the Revolving Credit Facility and shall have obtained all applicable releases of the instruments evidencing or perfecting the Harney Secured Claim, with copies delivered to WFF.

P. Bankruptcy Court Orders. WFF shall have received, in form and substance satisfactory to WFF, the Reorganized Debtors' Plan and a Confirmation Order confirming such Plan, which shall include, among other things,

(i) approval of the Exit Financing Agreement (as defined below) and the Exit Financing Loan Documents;

(ii) a finding that the Exit Financing Agreement and the Exit Financing Loan Documents are in the best interests of the Debtors, their estates, and the Reorganized Debtors, have been negotiated in good faith and at arm's length (and without intent to hinder, delay or defraud any creditor of the Debtors or the Reorganized Debtors), and that the transactions contemplated thereunder shall be deemed to have been entered into in good faith and for good and valuable consideration and in exchange for reasonably equivalent value;

(iii) a finding that the terms and conditions of the Exit Financing Agreement and the Exit Financing Loan Documents and the form thereof as may be finalized, upon execution thereof by the Reorganized Debtors, shall constitute the legal, valid and binding obligations of the Reorganized Debtors, enforceable against the Reorganized Debtors in accordance with their terms;

(iv) the discharge of the Reorganized Debtors' pre-confirmation liabilities, except as otherwise provided under the Plan;

(v) an injunction against any creditor of the Reorganized Debtors from enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors or their respective properties post-confirmation, except as otherwise provided under the Plan;

(vi) an injunction against any creditor of the Reorganized Debtors' from creating, perfecting or enforcing any lien or encumbrance against the Reorganized Debtors or their respective properties post-confirmation, except as otherwise provided under the Plan;

(vii) vesting of title to the Reorganized Debtors of all property of the Debtors and the Debtors' estates, free and clear of all liens, claims, encumbrances, and interests, except for the liens and security interests of WFF as will attach pursuant to the Exit Financing Loan Documents; and

(viii) a finding that the liens and security interests granted by the Reorganized Debtors in favor of WFF are validly perfected and enforceable, and are first liens against the Collateral.

Q. Exit Financing Loan Agreement. The terms and conditions of the Exit Financing Loan Agreement shall be approved in the Plan and in the Confirmation Order.

R. Additional Provisions in the Confirmation Order. WFF shall have received, no later than two (2) business days from the date of the confirmation hearing on the Plan (the "Commitment Authorization Date"), the Confirmation Order which shall provide for, among other things, the authorization for Seitel to enter into, and for the Debtors and the Reorganized Debtors to be bound by the terms of, this commitment letter on the terms and conditions set forth in this commitment letter.

S. Filing of Commitment Letter. On or before Thursday, March 18, 2004, following the execution of this commitment letter by Seitel, the Debtors shall file this commitment letter with the Bankruptcy Court, and at the hearing on the confirmation of the Plan, the Debtors shall seek:

(i) authorization to enter into this commitment letter,

(ii) authorization to pay to WFF the Deposit (as defined below), and

(ii) approval of the agreement to pay the Closing Fee provided for in Part II, Section B.1 of this commitment letter.

The Debtors shall present testimony or make an offer of proof at the hearing on the confirmation of the Plan, with respect to their request for authorization and approval of this commitment letter.

T. Plan. The Reorganized Debtors shall have complied in all material respects, as determined by WFF, in its reasonable discretion, with the terms and conditions of the Plan and shall have performed in all material respects, as determined by WFF, in its reasonable discretion, in accordance with the projections and criteria set forth in the Plan and the Disclosure Statement accompanying the Plan. The capital structure of the Reorganized Debtors shall be as projected and set forth in the Plan.

U. No Default. No default, event of default or event that, with notice or the passage of time or both, would constitute a default or event of default under the Loan and Security Agreement dated as of June 24, 2003, by and among Seitel, certain of its subsidiaries, and WFF, as further amended, modified, supplemented or restated from time to time (the "DIP Financing Agreement").

V. Projections. WFF shall have received, not later than ten (10) days prior to the Closing Date, projections of the operations and financial affairs of the Reorganized Debtors, after giving effect to the Plan, in form, substance, and detail satisfactory to WFF.

W. Outstanding Indebtedness. WFF shall have received on or before the Closing Date, payment in full of any and all amounts due and owing under the DIP Financing Agreement and the documents executed in connection therewith.

X. CEO Background Check. WFF shall have completed a background check on the Chief Executive Officer of Seitel, Mr. Randall D. Stilley, and shall be satisfied with the results of such background check.

IV. OTHER MATTERS

A. Expenses. The Borrowers shall be responsible for all commercially reasonable out-of-pocket costs and expenses of WFF (including, without limitation, the fees and out-of-pocket expenses of its legal counsel, financial advisors, financial accountants, appraisal fees and field examination expenses and charges) heretofore or hereafter incurred in connection with the negotiation, preparation, execution, and delivery of this commitment letter and the Exit Financing Loan Documents and the closing of the Revolving Credit Facility. This provision shall survive any expiration or termination of this commitment letter and shall continue in full force and effect notwithstanding any failure of the Revolving Credit Facility to be closed or funded, such fees and expenses to be paid on the earlier of the Effective Date or the expiration of this commitment letter. Such fees may be charged against the Borrowers as a debit under the Revolving Credit Facility.

B. Deposit. WFF requests that Seitel return an executed copy of this Commitment Letter to WFF forthwith, and, on the first business day after the entry of the Confirmation Order (authorizing the Debtors and Reorganized Debtors to be bound by the terms of this commitment letter), deliver a deposit (the "Deposit") to cover some of the anticipated legal expenses related to documenting the Revolving Credit Facility. The Deposit shall be the amount of $150,000. Receipt of this executed commitment letter will indicate that Seitel desires WFF to instruct WFF's legal counsel to commence legal due diligence regarding and documentation of the Revolving Credit Facility in accordance with the terms, provisions and conditions of this commitment letter. In the event WFF proceeds with such documentation of the Revolving Credit Facility at Seitel's request and the transaction is not closed for any reason, Seitel shall pay all related legal expenses incurred by WFF in excess of the Deposit.

C. Confidentiality of Commitment. Until this commitment letter has been filed with the Bankruptcy Court, this commitment letter and the terms hereof are confidential; and neither the contents of this commitment letter nor the details hereof may be shown or disclosed by the Debtors without the prior express written consent of WFF; provided, however, the Debtors may disclose this commitment letter on a need-to-know basis to (i) its counsel and its advisors, (ii) the Official Committee of Equity Security Holders, (iii) Mellon HBV Alternative Strategies LLC, (iv) UBS Securities LLC and/or its affiliates, and (v) Berkshire Hathaway, Inc. and Ranch Capital, LLC and their affiliates.

D. Successors and Assigns. WFF and the Reorganized Debtors, as used herein, shall include the successors or assigns of those parties, except that the Debtors shall not have the right to assign their rights hereunder or any interest herein.

E. Modification. No modification, rescission, waiver, release, or amendment of any provision of this commitment letter shall be made, except by a written agreement signed by Seitel and a duly authorized officer of WFF.

F. Severability. Any provision of this commitment letter held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this commitment letter and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

G. Headings. The headings of the sections and subsections of this commitment letter are inserted for convenience only and do not constitute a part of this commitment letter.

H. Counterparts; Facsimile Signatures. This commitment letter may be executed in any number of counterparts, which shall collectively constitute one agreement. Signatures to this commitment letter may be delivered by facsimile or other electronic transmission and will have the same effect as original signatures to this commitment letter.

I. Law Governing. THIS COMMITMENT LETTER SHALL BE DEEMED TO HAVE BEEN SUBSTANTIALLY NEGOTIATED AND MADE IN THE STATE OF CALIFORNIA AND SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN, WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

J. Waiver; Modification. NO PROVISION OF THIS COMMITMENT LETTER MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

K. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SEITEL HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF WFF IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.

L. Entire Agreement. THIS COMMITMENT LETTER CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND SUPERSEDES ALL PRIOR NEGOTIATIONS, UNDERSTANDINGS, AND AGREEMENTS BETWEEN SUCH PARTIES WITH RESPECT TO WFF'S COMMITMENT TO PROVIDE THE REVOLVING CREDIT FACILITY, INCLUDING, WITHOUT LIMITATION, THOSE EXPRESSED IN ANY PRIOR PROPOSAL OR COMMITMENT LETTER DELIVERED BY WFF TO SEITEL.

M. Time of Essence. Time is of the essence with regard to the performance of any obligations of the Debtors and the satisfaction of conditions precedent by the Debtors under this commitment letter.

N. Effectiveness and Expiration of Commitment.

1. Acceptance by Seitel. This commitment letter shall be of no force or effect unless WFF has received from Seitel, not later than Thursday, March 18, 2004, at 4:00 p.m., Central time, a copy of this commitment letter acknowledged and agreed to by Seitel in the space provided below.

2. Confirmation Order. This commitment letter shall expire and be of no further force or effect if the Confirmation Order, providing for, among other things, Seitel to enter into this commitment letter, has not been entered on or before two (2) business days from the date of the confirmation hearing on the Plan.

3. Deposit. This commitment letter shall expire and be of no further force or effect if WFF has not received the Deposit on or before two (2) business days from the date of the confirmation hearing on the Plan. Wiring instructions for WFF are as follows:

JPMorgan Chase Bank

New York, New York

ABA# 021000021

Credit to: Wells Fargo Foothill, Inc.

Account No. 323-266193

Re: Seitel (due diligence deposit for emergence facility)

4. Conditions Precedent. Further, this commitment letter shall expire and be of no further force and effect if the Effective Date and satisfaction of all conditions precedent hereunder have not occurred on or before July 31, 2004.

Very truly yours,

WELLS FARGO FOOTHILL, INC.

By: /s/ Daniel Morihiro

Daniel Morihiro, Vice President

AGREED TO AND ACCEPTED

March _____, 2004:

SEITEL, INC.

By: /s/ Randall D. Stilley

Randall D. Stilley,

President and Chief Executive Officer